Exhibit 5.1

ROBERT BRANTL, ESQ.

181 Dante Avenue

Tuckahoe, NY 10707

914-693-3026

December 20, 2023

Maitong Sunshine Cultural Development Co., Limited

Room 202, Gate 6, Building 9, Yayuan,

Anhui Beili, Chaoyang District, Beijing, China

Re:	Registration Statement on Form S-1

Ladies:

I have acted as special counsel to Maitong Sunshine Cultural Development Co., Limited, a Nevada corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-1 (the “Registration Statement”), relating to a public offering (the “Offering”) of up to 30,600,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), to be sold by the selling shareholders referred to in the Registration Statement (the “Selling Shareholders”).

In rendering the opinion expressed below, I have (a) examined the originals, or copies certified or otherwise identified to my satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion, (b) relied as to factual matters upon, and have assumed the accuracy of, the statements made in such agreements, documents, records, instruments and certificates and (c) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, I have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me as originals, (ii) the genuineness of all signatures on all documents that I examined, (iii) the conformity to authentic originals and completeness of documents submitted to me as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Nevada.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to me under the caption “Legal Matters” in the prospectus forming a part thereof, and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Offering. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I am a member of the bar of the State of New York. I express no opinion as to the laws of any other jurisdiction other than Chapter 78 of the Nevada Revised Statutes as currently in effect.

Very truly yours,

/s/ Robert Brantl